EXHIBIT 2.1


                    Branch Purchase and Assumption Agreement

This Agreement ("Agreement"), made as of the 7th day of April, 2003 by and between Ameriana Bank and Trust, SB, an Indiana chartered savings bank with its principal office located at 2118 Bundy Avenue, New Castle, Indiana, 47362 ("Seller") and Peoples Community Bank, a federally chartered savings bank with its principal office located at 6100 West Chester Road, West Chester, Ohio 45071 ("Purchaser").

WHEREAS,  Seller desires to sell certain branch  locations and certain assets to
Purchaser  wherein  Purchaser  would  assume  certain   liabilities   associated
therewith; and

WHEREAS, Purchaser has determined that it would be in its best interest to acquire certain of Seller's branch locations and certain assets and assume certain liabilities associated therewith; and

WHEREAS, Seller and Purchaser wish to provide for certain undertakings, conditions, warranties, representations and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the parties hereto do, as to those terms and conditions as contained within those portions of this Agreement to which each party is specifically set out as a party agreeing to and being bound thereby, agree as follows:


1.   PURCHASE AND ASSUMPTION.
     ------------------------

     1.1 Purchase and Sale of Assets. At the Closing defined in Section 6.1 hereof, Purchaser shall purchase and Seller shall sell the assets used exclusively in or relating exclusively to the banking business conducted by the branch offices of Seller listed in Schedule A attached hereto (the "Branches"), pursuant to the terms and conditions set forth herein and subject to the exceptions set forth herein (such assets, as more fully described in Section 1.2 hereof, subject to such exceptions, herein collectively referred to as the "Assets"). The acquisition by Purchaser from Seller of the Branches pursuant to the purchase of the Assets on the terms and conditions set forth herein is sometimes referred to herein as the "Acquisition".

     1.2 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall assign, transfer, convey and deliver to Purchaser, on and as of the Closing Date defined in Section 6.1 hereof, the Assets, which are the following:

          (a) Owned Real Estate. All right, title and interest in and to the real estate on which the Branches are situated, as listed on Schedule B attached hereto, together with all of Seller's rights in and to all improvements thereon; and

          (b) Leased Real Estate. All rights of Seller under any and all assignable real estate leases pertaining to the Branches, both as lessor and lessee, together
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               with all of Seller's rights in and to all leasehold  improvements thereon to the extent the same may be conveyed by Seller, said leases (and any exceptions thereto) being listed on Schedule C attached hereto; and

          (c) Furniture and Equipment. All right, title and interest in and to all furniture, fixtures and equipment located and used at the Branches and owned or (to the extent of Seller's interest as lessee) leased by Seller, as listed on (and subject to any exceptions noted in) Schedule D attached hereto; and

          (d) Safety Deposit Business. All right, title and interest of Seller in and to the safety deposit business, if any, located at each Branch as of the close of business on the Closing Date; and

          (e) Loans. All loans attributable to and booked at each Branch as of the close of business on the Closing Date (which transfer shall be made without any reserve for possible loan losses); provided, however, that such loans shall not include (i) those loans secured by single family residences, which loans as of March 31, 2003 are set forth in Schedule E.1, which schedule shall be updated as of the Closing Date to reflect any new loans secured by single family residences entered into between March 31, 2003 and the Closing Date, and (ii) those loans set forth in Schedule E.2, which schedule shall be provided by Purchaser to Seller at least ten (10) days prior to Closing and shall include those loans that Purchaser will not purchase as determined by Purchaser in its sole discretion. The term "Loan Assets" shall mean all loans being transferred to Purchaser as an Asset as described in the preceding sentence that are reflected on the books of Seller related to the Branches as of the close of business on the Closing Date. Such Loan Assets shall be transferred by means of a blanket assignment and not individually (except as may otherwise be required by law). Purchaser shall inform Seller not less than 30 calendar days prior to the Closing Date of any case in which filing information relating to any collateral for the Loan Assets will be required for preparation of any assignments of liens; and

          (f) Cash on Hand. All cash on hand at the Branches as of the close of business on the Closing Date.

     1.3 Acceptance and Assumptions. Subject to the terms and conditions of this Agreement, on and as of the Closing Date Purchaser shall:

          (a) Assets. Receive and accept only those Assets assigned, transferred, conveyed and delivered to Purchaser by Seller pursuant to this Agreement, as set forth in Section 1.2 above; and

          (b) Deposit Liabilities. Assume and thereafter discharge and pay in full all deposit liabilities of the Branches, together with all interest accrued

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               thereon  as of the close of  business  on the  Closing  Date,  in accordance with the records of Seller relating to the Branches as of the Closing Date (the "Deposit Liabilities"). The term "Deposit Liabilities" means all of Seller's obligations, duties and liabilities of every type and character relating to deposit accounts, which, as reflected on the books of Seller as of the close of business on the Closing Date, are attributable to the Branches. The deposit accounts referred to in the immediately proceeding sentence (hereinafter "Deposit Accounts") include,
               without   limitation,   passbook   accounts,   statement  savings
               accounts, money market accounts, checking, and NOW accounts, individual retirement accounts ("IRAs") and certificates of deposit and shall include any overdrawn deposit account not otherwise covered by an overdraft protection plan (unless such overdraft is unpaid for a period exceeding 30 days prior to the close of business on the Closing Date, and subject to the right of reimbursement as set forth in Section 7.1(d) hereof); and the
               "obligations,   duties  and  liabilities"   referred  to  in  the
               immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Liabilities
               in  accordance   with   applicable   law  and  their   respective
               contractual   terms,  and  the  duty  to  supply  all  applicable
               reporting forms for post-closing periods, including, without limitation the Internal Revenue Service reporting forms relating to the Deposit Liabilities. With regard to each IRA included within the Deposit Liabilities, Purchaser shall also assume the plan pertaining thereto and the trustee or custodial arrangement in connection therewith; and

          (c) Liabilities Under Agreements. Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of Seller under all escrow, fiduciary, lease or rental agreements (including safe deposit leases, if any) sold, assigned or transferred to Purchaser by Seller pursuant to this Agreement, all such agreements in existence as of the date hereof are listed in Schedule F; and

          (d) Safe Deposit Business. Assume and thereafter faithfully honor and fully and timely perform and discharge all of the duties and obligations of Seller with respect to:

               (i) the safe deposit business of the Branches if any, including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renter thereof during the periods for which such persons have paid rent therefore in advance to Seller (which rent shall be prorated between the parties at Closing), subject to the provisions of the applicable leases or other agreements relating to such boxes; and

               (ii) all safekeeping items and agreements  delivered to Purchaser by Seller  pursuant to this  Agreement,  including,  but not
                    limited   to,   all

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                    applicable safekeeping agreements, memoranda, or receipts so delivered to Purchaser by Seller hereunder.

     1.4  Payment of Funds.  Subject to the terms and conditions  hereof, at the
          Closing:

          (a) Acquisition Consideration. Purchaser shall pay to Seller, in the manner specified in Section 6.4 herein, the greater of (i)
               $6,500,000 and (ii) an amount equal to the product of six and 91/100 percent (6.91%) multiplied by the sum of the aggregate book value of the Loan Assets plus the Deposit Liabilities, which Deposit Liabilities shall be determined as the amount of Deposit Liabilities seven (7) days prior to the Closing Date, the day of the Closing and seven (7) days after the Closing Date, divided by three (the resultant dollar figure which is greater is hereinafter called the "Acquisition Consideration"), which Acquisition Consideration shall be deemed to be a premium paid on and for the Loan Assets and Deposit Liabilities transferred by Seller and assumed by Purchaser hereunder. With respect to Loan Assets, book value is the aggregate principal amount of the Loan Assets, plus accrued and unpaid interest and late charges thereon, but such value shall not include any loan loss reserves or general reserve or deferred fees or costs. With respect to Deposit Liabilities, book value is the amount of the Deposit Liabilities, including interest accrued thereon but unpaid, as indicated by the general ledger accounts of the Branches.

          (b) Other Funds. Seller shall make available and transfer to Purchaser, in the manner specified in Section 6.4 herein, funds equal to the amount of the Deposit Liabilities described in
               Section 1.3(b) as of the third business day prior to the Closing Date, less an amount equal to the sum of:

               (i) the aggregate book value plus accrued and unpaid interest (or, in the case of discount notes, the book value net of any unearned income), as of the third business day immediately preceding the Closing Date, of all Loan Assets transferred to Purchaser pursuant to this Agreement; and

               (ii) the  aggregate  book  value,  as of the  Closing,  for those assets shown on Schedules B, C and D attached hereto, transferred to Purchaser pursuant this Agreement; and

               (iii)the amount of cash on hand at the  Branches  transferred  to
                    Purchaser on the third business day immediately preceding the Closing Date.

     In the event that the sum of items (i) through (iii) above should be in excess of the Deposit Liabilities, the full amount of such excess shall constitute an additional amount due from Purchaser to Seller, to be paid to Seller at the Closing in the same manner as the Acquisition Consideration.

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     (c)  Reimbursement  and  Proration  of Certain  Expenses.  All rents,  real estate taxes, utility payments, insurance policy premiums and similar expenses relating to the Branches, and the Federal Deposit Insurance Corporation premium and other expenses relating to the Deposit Liabilities assumed by Purchaser hereunder, shall be pro-rated between Seller and Purchaser as of the Closing Date. To the extent any such item has been prepaid by Seller (including security deposits and other deposits) for a period extending beyond the Closing Date, there shall be a proportionate monetary adjustment in favor of Seller. Any reimbursement payment due from Purchaser to Seller pursuant to the terms of this Section 1.4 (c) shall be made in the manner specified in
          Section 6.4 herein.

2.   CONDUCT OF THE PARTIES PRIOR TO CLOSING.
     ----------------------------------------

     2.1 Covenants of Seller. Seller hereby covenants to Purchaser that, from the date hereof until the Closing, it will do or cause the following to occur:

          (a) Operation of Branches. Seller shall continue to operate the Branches in a manner equivalent to that manner and system of operation employed immediately prior to the date of this Agreement and use all reasonable efforts to preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts will be transferred to Purchaser. Seller shall conduct its advertising, including cost and manner of advertising, consistent with its past practices and policies. Seller will not knowingly permit any act or conduct by any employee of the Branches that would cause material harm or damage to the reputation of the Branches or a material reduction in the existing Deposit Liabilities of the Branches. Purchaser and Seller agree to meet via teleconference on a weekly basis to coordinate rates on the Deposit Liabilities consistent with the rates Purchaser pays on its deposit products to the extent that Seller and Purchaser have substantially similar deposit products. To the extent Seller has a deposit product that is not offered by Purchaser, Seller agrees to establish the rate determined by Purchaser in its reasonable discretion. Seller shall not be deemed to breach any of its covenants under this Agreement or this Section 2.1(a) as a result of such coordination of its rates.

          (b) Information Concerning Branches. From the date hereof through the Closing Date, Seller shall ensure that Purchaser is furnished or otherwise provided reasonable access to, and permitted to make or cause to be made such reasonable investigation of, information and materials relating to the financial and legal condition of the Branches as Purchaser reasonably deems necessary or advisable to familiarize itself with the Branches and its business and operations, including the Deposit Liabilities and the Loan Assets; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with the normal operations of the Branches or

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               Seller; and provided further, that nothing in this Section 2.1(b)
               shall be deemed to require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. In addition to the above information, Seller will provide Purchaser with instructions prepared by Seller which provide information on the transfer of office procedures, electronic data processing and other such functions of the Branches which are required for the purchase of Assets and assumption of Deposit Liabilities in this Agreement.

          (c) Title Commitment. Seller shall deliver to Purchaser, at Purchaser's expense, with respect to the real property owned by Seller constituting the Branches no later than five (5) days prior to the Closing Date, a commitment or commitments (collectively, the "Title Commitment") having an effective date as near as feasible to the date of delivery of such Title Commitment from a title insurance company authorized to do business in Ohio designated by Seller and reasonably satisfactory to Purchaser, to issue to Purchaser as soon as practicable after the Closing Date an American Land Title Association (ALTA) owners title insurance policy having an effective date as of the Closing Date in an amount equal to the book value (as shown on Seller's records) of the real property owned in fee simple by Seller and constituting the Branches. Such commitment shall show title vested in Seller and free of all liens or encumbrances except Permitted Exceptions, as defined in Section 10.10 herein. Purchaser shall have the right to update title matters at Closing for any changes which may have arisen between the date of the Title Commitment and the Closing Date. If such update indicates that any title defects (other than Permitted Exceptions) have been placed of record since the date of the Title Commitment and Purchaser reasonably objects thereto, Seller may elect to delay the Closing for up to 30 calendar days while Seller makes a good faith effort to cure any such title defect to Purchaser's reasonable satisfaction. If Seller is unable or unwilling to cure any such title defect within such 30 day period, Purchaser shall have the option to receive title in the then-existing condition or to terminate this Agreement upon prompt written notice to Seller.

          (d) Required Authorization: Seller shall obtain and procure all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing. Seller shall use reasonable best efforts to obtain the consent of the other party to those contracts requiring consent to assignment as reflected on Schedule F.

          (e) Creation of Liens and Encumbrances: With respect to the real property owned by Seller constituting any of the Branches, Seller shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than Permitted Exceptions.

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          (f)  Condemnation.  In the event  Seller is notified of any pending or threatened condemnation proceeding relating to the real property owned by Seller constituting any of the Branches, Seller will notify Purchaser thereof and Seller and Purchaser shall cooperate in responding to any such proceeding so as not to prejudice the rights of Purchaser and Seller to recover in such proceedings.

          (g) Insurance Proceeds and Condemnation Payments. Seller shall maintain adequate insurance equal to full replacement cost on all property owned by Seller constituting the Branches to be sold. In the event of any damage, destruction or condemnation affecting such property between the date hereof and the time of the Closing, Seller shall deliver to Purchaser any insurance proceeds and other payments received by Seller as a result thereof and shall have duly and validly assigned to Purchaser all of Seller's rights and claims against any third party by reason thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property. In the event any such damage, destruction or condemnation materially affects the value of the Branches as a whole, Purchaser shall have the right to terminate this Agreement by providing Seller with written notice of such termination within twenty (20) days after the Seller provides Purchaser with written notice of the occurrence of such damage, destruction or condemnation.

          (h) Other Acquisitions and Transactions. Seller shall not directly, or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the delay, denial, termination, or withdrawal of, any of the regulatory approvals referred to this Agreement.

          (i) Reports. Seller shall provide Purchaser, on a monthly basis, through the Closing Date, reports on or documents regarding, pending and recently closed loans, trial balance of Deposit Liabilities, trial balance of Loan Assets and Loan Asset delinquencies.

     2.2 Covenants of Purchaser. Purchaser hereby covenants to Seller that, from the date hereof until the Closing, it will do or cause the following to occur:

          (a) Certain Applications: As soon as practicable, but in no event later than thirty (30) days after the date hereof, Purchaser shall prepare and submit for filing, at no expense to Seller, any and all applications, filings, and registrations with, and notification to, all Federal and state authorities required on the part of Purchaser for the Acquisition to be consummated at the Closing as contemplated in Section 6.1 herein. Thereafter, Purchaser shall use its best efforts to pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall promptly file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing. Purchaser shall deliver to

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               Seller  a copy of each  and  all of such  applications,  filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of
               additional   information,   including  all   correspondence,   in
               connection  therewith  (except  for  any  confidential   portions
               thereof), not later than the date it is filed with such Federal and state authorities, and Purchaser shall deliver to Seller a copy of each material notice, order, opinion and other item of correspondence received by Purchaser from such Federal and state authorities (except for any confidential portions thereof) within three (3) days of its receipt by Purchaser and shall advise Seller, at Seller's reasonable request, of developments and progress with respect to such matters. Purchaser understands and acknowledges that time is of the essence with respect to the obligations set forth in this Section 2.2(a), and that the failure by Purchaser to comply with any of its obligations pursuant to this Section 2.2(a) shall be deemed a material breach of this Agreement by Purchaser.

          (b) Other Acquisitions and Transactions. Purchaser shall not directly or through any existing or future subsidiary or affiliate take any action that would be in conflict with, or result in the delay, denial, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

          (c) Required Authorizations. Purchaser shall obtain and procure all necessary corporate approvals and authorizations required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

     2.3 Covenants of All Parties. Seller hereby covenants to Purchaser, and Purchaser hereby covenants to Seller that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits or authorizations which are required to be obtained pursuant to any Federal or state law, or any Federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

3.   REPRESENTATIONS AND WARRANTIES.
     -------------------------------

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

          (a) Good Standing and Power of Seller. Seller is a savings bank duly organized, validly existing, and in good standing under the laws of the State of Indiana with corporate power to own its properties and to carry on its business as presently conducted. Seller is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

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          (b)  Authorization of Agreement. Seller has the power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller, and this Agreement is a valid and binding obligation of Seller.

          (c)  Effective  Agreement.  Subject  to the  receipt  of any  and  all necessary regulatory approvals and except for those contracts designated as requiring consent on Schedule F, the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles, Bylaws or similar governing documents of Seller, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which Seller is subject, which such breach, conflict, violation, default, acceleration or lien would have a material adverse effect on the Assets, the Acquisition or Seller's ability to perform its obligations hereunder.

          (d) Title to Assets. Seller is the sole owner of or holds under a valid lease each of the Assets (other than owned real property) and each such Asset owned is held free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the owned real property constituting any of the Branches, Seller is the sole owner of a fee simple interest in, and has good and marketable title solely to the parcels of real property described in Section 1.2(a) hereof, free and clear of any mortgage, lien, encumbrance or restriction of any kind or nature other than the Permitted Exceptions and shall convey such real property to Purchaser by delivery at the Closing of a warranty deed conveying such title subject to such Permitted Exceptions.

          (e) Zoning Variations. As of the date of this Agreement, Seller is not aware of any uncorrected violations of zoning and/or building codes relating to any of the real property owned by Seller constituting the Branches, it being understood and agreed that Seller has not:

               (i)  made any inquiry of any government office;

               (ii) conducted  any  search  of the  records  of  any  government office; or

               (iii)obtained any  affirmative  confirmation  from any government office that there are not uncorrected violations of zoning and/or building codes relating to any of the Branches.

          (f) Condemnation Proceedings. Seller has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the real property owned by Seller constituting any of the Branches.

          (g) No Broker. Other than its engagement of Keefe, Bruyette & Woods, Inc., no broker or finder, or other party or agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Seller on account of the transactions contemplated hereby.

          (h)  Loans.  All of the  loans  to be  transferred  pursuant  to  this
               Agreement have been made for good, valuable and adequate consideration in the ordinary course of business of Seller, and are evidenced by notes or other evidences of indebtedness that are true and genuine. Such documentation is sufficient to enforce such loans against the obligors and any guarantors thereof in accordance with the terms of such loans, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights generally and that the remedy by specific performance and injunctive relief or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. There are no material uncured violations of federal Regulation Z with respect to the loans to be transferred pursuant to this Agreement that have been cited in any compliance report to Seller as a result of examination by any regulatory authority. No material provision of a loan has been waived, unless approved by the Seller in writing and in its files. Each loan complies in all material respects with all requirements of applicable federal, state and local laws and regulations. Each loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. No collateral has been released from the interest granted to Seller, unless approved by Seller in writing and documented in its files. Purchaser's sole remedy for a breach of the representations and warranties in this Section 3.1(h) with respect to a loan or loans shall be Purchaser's right to exclude such loan or loans on Schedule E.2 and, in such event, such loan or loans shall not be transferred by Seller to Purchaser pursuant to this Agreement.

          (i) Compliance with Laws. Seller is in material compliance with all statutes and regulations applicable to the operation of the Branches except where the failure to so comply would not have a material adverse effect on Seller. Seller holds all necessary permits, licenses, exemptions, orders and approvals of all governmental entities which are material to the operation of the Branches.

          (j) Service Contract. Seller has no contracts or other agreements with third parties relating to the rendering by third parties of services to the Branches, except those which have been provided to Purchaser or the existence of which has been disclosed to Purchaser by Seller. Each third party contract to be assumed by Purchaser pursuant to this Agreement is valid and subsisting in full force and effect and Seller and, to Seller's knowledge, each other party thereto, has performed in all material respects all obligations required to be performed thereunder, and no condition exists which constitutes, or with notice or lapse of time, or both, would constitute, a material default.

          (k) Purchase Price. Seller shall have, at the Closing on the Closing Date, sufficient funds to enable it to pay any other amounts required to be paid by Seller at the Closing pursuant to the terms hereof, and to consummate the Acquisition in accordance with the terms and conditions of this Agreement.

          (l) Employees. Except as set forth in Schedule G, no employee located in any of the Branches is a party to any collective bargaining, employment, severance, termination or change of control agreement or represented by a labor organization of any type other than Seller's established terms of employment and severance policies. Seller is unaware of any efforts during the past three years to unionize or organize the employees of any of the Branches.

          (m) Environmental Matters. Seller does not have knowledge of any pending legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation of any nature seeking to impose on Seller in connection with the Branches any material liability arising under any Environmental Laws (as defined below), and Seller has not received any written notice or is otherwise aware of any threatened proceeding, claim, action or governmental investigation; and Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability with respect to the Branches. For purposes of this Agreement, "Environmental Laws" means all applicable federal, state and local laws and regulations that relate to pollution or protection of the environment.

     3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

          (a) Good Standing and Power of Purchaser. Purchaser is a federally chartered savings bank duly organized, validly existing, and in good standing under the laws of the United States with corporate power to own or lease its properties and to carry on its business as presently conducted. Purchaser is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

          (b) Authorization of Agreement. Purchaser has the power and authority to enter into and perform this Agreement. Subject to the receipt of any and all necessary corporate governance approvals, the execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is a valid and binding obligation of Purchaser.

          (c)  Effective  Agreement.  Subject  to the  receipt  of any  and  all necessary regulatory approvals, the execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transaction contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Charter, Bylaws or similar governing documents of Purchaser, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Purchaser is subject, which such breach, conflict violation, default, acceleration, or lien would have a material adverse effect on the Acquisition or Purchaser's ability to perform its obligations hereunder.

          (d) Broker/Finder. If a broker or finder, or other party or agent performing similar functions, has been retained by Purchaser or is entitled to be paid based upon any agreements, arrangements or understandings made by Purchaser in connection with the transactions contemplated hereby, and any such brokerage fee or other commission has been agreed to be paid by Purchaser on account of the transactions contemplated hereby, such is the sole obligation and expense of Purchaser at no cost to Seller.

          (e) Purchase Price; Adequate Capitalization. Purchaser shall have, at the Closing on the Closing Date, sufficient funds to enable it to pay the Acquisition Consideration and any other amounts required to be paid by Purchaser at the Closing pursuant to the terms hereof, and to consummate the Acquisition in accordance with the terms and conditions of this Agreement. Following the consummation of all of the transactions contemplated by this Agreement (including, without limitation, the sale and transfer of the Assets and the assumption of the liabilities hereunder by Purchaser), Purchaser will be "well capitalized" as such term is defined in the rules and regulations promulgated by the Federal Deposit Insurance Corporation.

4.   ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.
     --------------------------------------------------------------------

     4.1 Actions to be Taken by Seller and Purchaser. Purchaser covenants to Seller, and Seller covenants to Purchaser, that it will do or cause the following actions to occur that relate to such party:

          (a) Employees of Branches. Purchaser will use its reasonable best efforts to offer employment to all employees actively employed by Seller at the Branches as of the Closing Date (including full-time and part time employees) (the "Branch Employees"), provided however, that Purchaser shall have no obligation to employ, or continue the employment, of any such person and nothing contained in this Agreement shall give any employee of the Seller a right to continuing employment with the Purchaser after the Closing.

               (i) Each Branch Employee hired by Purchaser shall be employed at base wages, incentive compensation and salaries no less favorable than the wages, incentive compensation and salaries currently being paid by Purchaser to its employees in positions with comparable responsibilities as to each such Branch Employee.

               (ii) Each Branch Employee who becomes an employee of Purchaser as of the Closing Date shall be eligible to participate in (i) the employee benefit plans and programs available to employees of Purchaser on substantially the same basis as any employee of Purchaser in a comparable position and (ii) the group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of Purchaser, subject in each case to the terms of such plans and programs. Except as expressly provided for in this Section 4.1, each Branch Employee hired by Purchaser shall be treated as a new hire by the Purchaser as of the Closing Date, provided, however, that such Branch Employees will be entitled to participate in the medical benefit plans of Purchaser as of the Closing Date without regard to pre-existing conditions or waiting periods. Except as specifically provided in this Section 4.1 and as otherwise prohibited by law, the service of each Branch Employee with Seller who becomes an employee of Purchaser shall be recognized as service with Purchaser for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual), under the Purchaser's benefit plans, subject to applicable break-in-service rules.

          (b) Employment Practices. After the execution of this Agreement, Seller will continue its normal employment practices in staffing the Branches; however, Seller makes no representations or warranties about whether any of the Branch Employees who become employees of Purchaser will remain employed at the Branches after the Closing. Seller will use its reasonable best efforts to:

               (i) maintain the Branch Employees as employees of Seller at the Branches until the Closing Date;

               (ii) not discourage  any Branch  Employee from accepting an offer of employment with Purchaser; and

               (iii)not  transfer  or recruit  Branch  Employees  for  alternate positions with Seller.

          (c) Purchaser's Examination and Inspection. After the execution of this Agreement and subject to any legal restrictions, Seller shall permit Purchaser, at reasonable times and upon reasonable notice, to examine and inspect Seller's records relating to Branch Employees and to meet with Branch Employees for training and other purposes which are consistent with the purposes of this Agreement.

          (d) Stay Payment. Each Branch Employee who is an employee of the Seller as of the date hereof and whose employment continues through the Closing Date shall be entitled to receive a bonus in an amount equal to 5% of such Branch Employee's base salary for 2003 (the "Stay Payment"). Seller shall be liable for and shall pay the cost of all such Stay Payments.

          (e) Limitation on Purchaser's Liability. Purchaser is not assuming, nor shall it have any responsibility for continuing, nor shall it have any liability under or in connection with the Pension Plan (as defined in Section 4.2(b)(i) below) or any other employee benefit programs maintained by Seller prior to the close of business on the Closing Date, including, without limitation, any employment contract, collective bargaining agreement, plan or arrangement, or any bonus or incentive plan.

     4.2 Actions to be Taken by Seller. Seller covenants to Purchaser that it will do or cause the following to occur:

          (a) Solicitation of Branch Employees. For twelve (12) months following the Closing Date, Seller will not directly compete for or solicit as officers or employees of Seller any Branch Employees; provided, however, that this provision shall not preclude Seller from hiring any such Branch Employees who elect not to become or remain employed by Purchaser or whose employment has been terminated by Purchaser.

               (b) Seller's Responsibility for Branch Employees' Retirement and Other Benefits. Seller will provide monthly pension and other benefits to Branch Employees, in accordance with the following provisions of this Subsection 4.2(b):

                    (i) Seller's Pension Plan. At the Closing, or as soon thereafter as is practicable, Branch Employees will cease accruing benefits under Seller's defined benefit retirement plan for its employees (hereinafter referred to as the "Pension Plan"). Any vested benefits of Branch Employees will be payable in accordance with the terms of the Pension Plan.

                    (ii) Seller's Other Employee Benefit Programs.  Seller shall continue Seller's other employee benefit programs in full force and effect as benefit programs for Branch Employees until the Closing Date, but without increase in benefits without Purchaser's advance written consent. Seller shall retain after the Closing the responsibility and liability for the funding and payment of all claims incurred under Seller's employee benefit programs prior to the close of business on the Closing Date.

                    (iii)Limitation on Seller's Liability.  Seller shall have no liability under the Pension Plan or under any other employee benefit program with respect to matters involved in the Acquisition except as specifically provided in this Subsection 4.2(b).

     4.3 Actions to be Taken by Seller and Purchaser. After the Closing, Seller and Purchaser each will cooperate with the other in providing reasonable access to all information required for the operation of, or the preparation and submission of reports or notices required in connection with the operation of the Pension Plan, or any other employee benefit plan or program maintained by Seller or Purchaser which covers any of the Branch Employees, including, without limitation, the preparation and submission of reports or notices to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service, or any other agency of the U.S. Government or the State of Ohio. After the Closing Date, Purchaser and Seller will take all necessary actions, including the filing of any necessary documents with the Internal Revenue Service, to transfer the account balances of Branch Employees who accept employment with the Purchaser from Seller's 401(k) Plan.

5.   CONDITIONS PRECEDENT TO CLOSING.
     --------------------------------

     5.1. Conditions to Seller's Obligations. The obligations of Seller to consummate the acquisition are subject to the satisfaction, or the waiver by Seller to the extent permitted by applicable law, of the following conditions at or prior to the Closing.

          (a) Prior Regulatory Approval. All filings and registrations with, and notifications to, all Federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all Federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Corporate Action. The Board of Directors of Purchaser shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition; and Purchaser shall have furnished Seller with a certified copy of each such resolution adopted by the Board of Directors (or, if applicable, the shareholders) of Purchaser evidencing the same.

          (c) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Purchaser shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date.

          (d) Covenants. Each and all of the covenants and agreements of Purchaser to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Purchaser, or waived by Seller, and Purchaser shall have delivered to Seller a Certificate to that effect, dated as of the Closing Date.

          (e) No Proceedings or Prohibition. At the time of the Closing on the Closing Date, there shall not be any litigation, investigation, inquiry or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Seller, with the advice of counsel, presents a bona fide claim to restrain, enjoin or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Seller shall have been furnished with a Certificate, dated as of the Closing Date and signed by the Chairman or President of Purchaser, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or, to the best of his knowledge, threatened.

     5.2. Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the Acquisition are subject to the satisfaction, or the waiver by Purchaser to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

          (a) Prior Regulatory Approval. All filings and registrations with, notifications to, all Federal and state authorities required for consummation of the

               Acquisition shall have been made, all approvals and authorizations of all Federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

          (b) Corporate Action. Seller shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and Seller shall have furnished Purchaser with a certified copy of such resolution adopted by the Board of Directors of Seller evidencing or authorizing the same.

          (c) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Seller shall have delivered to Purchaser a Certificate to that effect, dated as of the Closing Date.

          (d) Covenants. Each and all of the covenants and agreements of Seller to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by Seller, or waived by Purchaser, and Seller shall have delivered to Purchaser a Certificate to that effect, dated as of the Closing Date.

          (e) No Proceedings or Prohibition. At the time of the Closing on the Closing Date, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Purchasers, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in divestiture or rescission in connection with such transactions; and Purchaser shall have been furnished with a Certificate, dated as of the Closing Date and signed by the Chairman or President or a Senior Vice President of Seller, to the effect that no such litigation, investigation, inquiry or proceeding is pending, or to the best of his knowledge, threatened.

     5.3 Non-Satisfaction of Conditions Precedent. The non-occurrence or delay of the closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inaction of such party.

6.   CLOSING.
     --------

     6.1. Closing and Closing Date. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") in the offices of Stradley, Ronon, Stevens & Young, LLP in Washington, D.C., or at such other location as may be mutually agreed upon by Seller and Purchaser, at a date and time to be mutually established by Seller and Purchaser and confirmed by written notice of Seller to Purchaser (the "Closing Date") no later than thirty (30) days after the receipt of necessary regulatory approvals to consummate the Acquisition and all regulatory waiting periods have expired; provided, however, (i) the Closing Date shall be established for a Friday (unless a legal holiday and in that event the prior business day); and (ii) the Closing shall commence at a time sufficient to conclude the Closing prior to the time established for the normal close of business at the Branch.

     6.2. Seller's Actions at Closing. At the Closing, Seller shall, with respect to the Branches:

          (a) deliver to Purchaser such of the Assets purchased hereunder as shall be capable of physical delivery; and

          (b) execute, acknowledge and deliver to Purchaser all such deeds, endorsements, assignments, assignment of leases related to real property, furniture, fixtures and equipment, and bills of sale relating to furniture and fixtures and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment and transfer of the Assets sold or assigned to Purchaser hereunder; and

          (c) assign, transfer and deliver to Purchaser such of the following records (in whatever form or medium then maintained by Seller) pertaining to the Deposit Liabilities and accrued interest thereon of the Branches assumed by Purchaser hereunder as exist and are available:

               (i) signature cards, orders and contracts between Seller and Branch depositors, and records of similar character; and

               (ii) cancelled   checks  or   negotiable   orders  of  withdrawal
                    representing charges to depositors (except to the extent the same have been returned to such depositors); and

               (iii) a trial balance listing of records of account; and

          (d) assign, transfer and deliver to Purchaser all other property and other records, if any, held by the Branches for their customers as of the Closing Date (subject to the terms and agreements or receipts relating to the same); and

          (e) assign, transfer and deliver to Purchaser such safe deposit and safekeeping files and records (in whatever form or medium then maintained by Seller) pertaining to the safe deposit business, if any, of the Branches transferred to Purchaser hereunder as exist, together with the contents of the safe deposit boxes, if any, maintained at the Branches as the same exist as of the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same) and all other property and other records, if any, held by the Branches for their customers as of the Closing Date (subject to the terms and agreements or receipts relating to the same); and

          (f) make available and transfer to Purchaser any funds required by the terms of Section 1.4(b) hereof; and

          (g) execute, acknowledge and deliver to Purchaser all Certificates and other documents required to be delivered to Purchaser by Seller at the Closing pursuant to the terms hereof.

     6.3. Purchaser's Actions at Closing. At the Closing, Purchaser shall, with respect to the Branch:

          (a) execute, acknowledge, and deliver to Seller, to evidence the assumption of the Deposit Liabilities and obligations of Seller by Purchaser hereunder, an instrument of assumption in the form set forth in Schedule H to this Agreement, and Seller shall then accept, execute and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgement of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement; and

          (b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Purchaser by Seller hereunder; and

          (c)  execute  and  deliver to Seller  such  written  receipts  for the
               Assets, properties, records, and other materials assigned, transferred, conveyed or delivered to Purchaser hereunder as Seller may reasonably have requested at or before the Closing; and

          (d) pay to Seller the Acquisition Consideration specified in Section 1.4(a) hereof, and any other funds required to be paid to Seller pursuant to the terms of Section 1.4(b) hereof; and

          (e) pay to Seller all amounts required to reimburse Seller pursuant to the terms of Section 1.4(c) hereof; and

          (f) execute, acknowledge and deliver to Seller all Certificates and other documents required to be delivered to Seller by Purchaser at the Closing pursuant to the terms hereof.

     6.4. Methods of Payment. The Acquisition Consideration specified in Section 1.4(a) hereof due to Seller and the transfer of the funds, if any, due to Purchaser or to Seller, as the case may be, pursuant to the terms of Section 1.4(b) hereof, shall be calculated and adjusted as provided in this Section 6.4 and payment shall be made in immediately available United States Federal Funds to the account of the respective party at the Federal Home Loan Bank or a commercial bank, designated by such party, pursuant to wire transfer through a Federal Reserve Bank. At least two business days prior to the Closing, each party hereto shall provide written notice to the other party hereto indicating the account and bank to which such funds shall be wire transferred. Unless otherwise mutually agreed by such parties, prorations and expenses required to be paid by Seller or Purchaser pursuant to this Agreement (including without limitation, those required pursuant to the terms of Section 1.4(c) hereof) shall be settled between the parties and paid at the Closing pursuant to corporate check(s) issued by the applicable party and drawn on a bank located in the States of Indiana or Ohio. Prorations and expenses that cannot be reasonably calculated at the Closing shall be settled and paid in the same manner as soon as practicable after the Closing. In order to facilitate the Closing, the parties agree:

          (a) that the Acquisition Consideration to be paid or credited by Purchaser on the Closing Date shall be computed as described in
               Section 1.4(a) except that for purposes of calculating the Acquisition Consideration, the amount of Deposit Liabilities shall be estimated based on the average of the amount of Deposit Liabilities indicated by the general ledger accounts of the Branches seven (7) days prior to the Closing Date and at the close of business on the business day prior to the Closing Date; and

          (b) that the amounts of funds and dollar amount of loans to be transferred on the Closing Date, pursuant to Section 1.4 hereof, shall be computed as described in Section 1.4(b); and

          (c) Purchaser assumes and agrees to perform all duties associated with the ownership and maintenance of the Assets and Deposit Liabilities as of the close of business on the Closing Date; and

          (d) that within fifteen (15) business days after the Closing, the parties shall make appropriate post-closing adjustments through the close of business on the Closing Date, consistent with the provisions of Section 1.4 hereof, based upon actual Deposit Liabilities and Loan Assets and cash on hand transactions which took place prior to the close of business on the Closing Date but which were not reflected as of the close of business on the third business day immediately preceding the Closing Date. In addition, prorations of prepaid and deferred expenses, if any, that cannot be reasonably calculated at the Closing shall be settled and paid based on actual figures as soon as possible after the Closing.

     6.5. Availability of Closing Documents. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, EDT on the fifth
          (5th) business day prior to the Closing Date.

     6.6. Effectiveness of Closing. Upon the satisfactory completion of such Closing, the Acquisition shall be deemed to be effective, and the Closing shall be deemed to have occurred.

7.   CERTAIN TRANSITIONAL MATTERS.
     -----------------------------

     7.1. Transitional Action by Purchaser. Prior to and after the Closing, unless otherwise indicated:

          (a)  After the Closing, Purchaser shall:

               (i) pay in accordance with the law and customary banking practices all properly drawn and presented checks, drafts, debits and withdrawal orders presented to Purchaser by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the accounts assumed by Purchaser hereunder, whether drawn on checks, drafts or withdrawal order forms provided by Seller or by Purchaser; and

               (ii) in all other respects discharge,  in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser hereunder; provided, however, that Purchaser's obligations pursuant to this
                    Section 7.1 to honor checks, drafts and withdrawal orders on forms provided by Seller and carrying its imprint (including its name and transit routing number) shall not apply to any such check, draft or withdrawal order presented to Purchaser more than one hundred eighty (180) days following the Closing Date; and

          (b) After the Closing, if any depositors of the accounts assumed by Purchaser hereunder, instead of accepting the obligation of
               Purchaser to pay the Deposit Liabilities (including accrued interest thereon) assumed hereunder, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities (including accrued interest thereon), Purchaser shall acknowledge that Seller shall not be liable or responsible for making such payment. If any such depositors draw a check, draft or withdrawal order against the Deposit Liabilities (including accrued interest thereon) assumed by Purchaser hereunder which is presented or charged to Seller after the Closing Date, and Seller elects to pay the same, Purchaser shall immediately, upon demand, reimburse Seller for any such payments or charges but only to the extent funds are available in such depositor's

               Deposit Liability account; provided, however, that Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders and any such representations or warranties implied by law are hereby disclaimed; and

          (c) Purchaser shall make appropriate arrangements with Seller at or prior to the Closing to provide for settlement by Purchaser of checks, returns and other items which are presented to Seller after the Closing Date and which are drawn on or chargeable to accounts which have been assumed by Purchaser hereunder; and

          (d) On that date which is thirty (30) days after the Closing Date, Seller shall pay to Purchaser an amount equal to the lesser of:

               (i) the amount of any overdraft which existed as of the Closing Date on each Deposit Account assumed by Purchaser hereunder; or

               (ii) the amount of any remaining  overdraft,  which  continues to exist on each Deposit Account that was originally overdrawn as of the close of business on the business day immediately preceding the Closing Date. However, for an account which had an overdraft as of the Closing Date, which overdraft has been reduced to zero with collected funds at any time during such thirty day period, no amount shall be payable by Seller to Purchaser; and

          (e) Purchaser and Seller shall, at a mutually agreeable time which in no event shall be earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty-five (25) days prior to the Closing Date, notify all depositors of the Branches by a joint mailing containing a mutually acceptable text to Seller and Purchaser calculated to provide necessary and specific information to the owners of particular types of accounts, of Purchaser's pending assumption of the Deposit Liabilities hereunder, including specific information about procedures for the delivery of necessary forms and checks of Purchaser and, in appropriate instances, notify depositors that on and after the Closing Date those Seller deposit-related services which will be terminated. Each party shall bear its own cost for the design and printing of the material included in such joint mailing which pertains to that party. The cost for the purchase of the envelopes used in each joint mailing shall be shared equally. Purchaser shall have the responsibility for placing such joint mailing into the mail and shall invoice Seller for one-half of the postage paid with respect to such mailing. Seller shall provide Purchaser with two (2) sets of all appropriate mailing labels of applicable customer addresses at Seller's expense; and

          (f) Prior to the Closing Date, Purchaser shall separately furnish appropriate depositors by mail with brochures, forms and other written materials related or necessary to the assumption of the Deposit Liabilities by Purchaser and the conversion of said accounts to Purchaser accounts, including provisions for checks to appropriate depositors using the forms of Purchaser with instructions to such depositors to utilize such Purchaser checks on and after the Closing Date and thereafter to destroy any unused checks on Seller's forms. The mailing containing such brochures, forms or other written materials of Purchaser shall be sent no later than the earlier of fifteen (15) days or such other period as may otherwise be required by applicable laws, rules and regulations prior to the Closing Date and no later than the time prior to the Closing Date reasonably deemed necessary by Purchaser to provide depositors with all necessary forms to accomplish the assumption of the Deposit Liabilities, provided that no check forms of Purchaser shall be provided to depositors earlier than five (5) days prior to the Closing Date or later than five (5) days after the Closing Date. The expenses of the printing, processing and mailing of such information of Purchaser shall be borne by Purchaser. The expenses of providing new Purchaser checks and other forms and written materials to appropriate customers shall be that of Purchaser. Before Closing, except as provided in this paragraph, Purchaser will not contact Seller's customers except as may occur in connection with advertising or solicitations directed to the public generally or except as necessary to accomplish an orderly transition of the Deposit Accounts to Purchaser, provided that such contacts do not occur until after the mailing of the material described in
               Section 7.1(e) hereof; and

          (g) All tasks and obligations concerning the provision of data processing services to or for the Assets and Deposit Liabilities after the Closing, other than those specifically set forth in, and to the extent assumed by Seller pursuant to Section 7.2(b) herein, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Purchaser.

     7.2. Transitional Action by Seller. Prior to and after the Closing, unless otherwise indicated:

          (a) Seller shall use its best efforts to cooperate with Purchaser in assuring an orderly transition of ownership of the Branches' Assets and responsibility for the Deposit Liabilities and other liabilities assumed by Purchaser hereunder; and

          (b) Seller shall cooperate with and permit Purchaser, at Purchaser's option and expense and at no expense to Seller, to make provision for the installation of teller equipment in the Branch; provided, however, that Purchaser shall arrange for the installation of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of Seller or the Branches.

8.   GENERAL COVENANTS AND INDEMNIFICATION.
     --------------------------------------

     8.1. Information After Closing. For a period of seven (7) years following the Closing, upon written request of Seller or Purchaser, as the case may be, each party shall provide the other party with reasonable access to, or copies of, information and records relating to the Branches which is in the possession or control of Seller or Purchaser, as the case may be, reasonably necessary to permit the other party or any of its subsidiaries, successors or affiliates to comply with or contest any applicable legal, tax, banking, accounting or regulatory policies or requirements, or any legal or regulatory proceeding thereunder.

     8.2. Confidentiality Obligations of Purchaser. From and after the date hereof, Purchaser shall cause its affiliates (for all purposes of this Section 8.2, including Purchaser's and their respective directors, officers, employees and advisers) to, treat all information received from Seller concerning the business, assets, operations and financial condition of Seller (including, without limitation, the Branches), as confidential, unless and to the extent that Purchaser can demonstrate that such information was already known to Purchaser or in the public domain, and Purchaser shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. The covenants of Purchaser contained in this Section 8.2 are of the essence and shall survive any termination of this Agreement but shall terminate at the Closing with respect to any information that is limited to the Branches.

     8.3. Confidentiality Obligations of Seller. From and after the date hereof, Seller shall, and shall cause its subsidiaries and affiliates (for all purposes of this Section 8.3, including Seller's and their respective directors, officers, employees and advisers) to, treat all information received from Purchaser concerning Purchaser's business, assets, operations and financial condition as confidential, unless and to the extent Seller can demonstrate that such information was already known to Seller or such affiliates or subsidiaries or in the public domain, and Seller shall, and shall cause its subsidiaries and affiliates to, not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby.

     8.4. Indemnification by Seller. From and after the Closing Date, Seller shall indemnify, hold harmless, and defend Purchaser from and against all claims, losses and liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced prior to the Closing Date (other than proceedings to prevent or limit the consummation of the Acquisition) relating to the Assets transferred to or the Deposit Liabilities assumed by Purchaser; and Seller shall further indemnify, hold harmless and defend Purchaser from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced on or after the Closing Date to the extent the same relate to the Assets transferred to or the Deposit Liabilities and the other obligations and liabilities assumed by Purchaser, but arising out of occurrences prior to or on the Closing Date. The obligations of Seller under this Section 8.4 shall be contingent upon Purchaser giving Seller written notice (i) of receipt by Purchaser of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.4, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to or the Deposit Liabilities and the other obligations and liabilities assumed by Purchaser as of the close of business on the Closing Date, including, to the extent known to Purchaser, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within twenty (20) days of the receipt by Purchaser of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Seller shall have the right to take over Purchaser's defense in any such actions, suits, or proceedings through counsel selected by Seller, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. Seller's obligations under this
          Section 8.4 shall not extend to transactions or occurrences which involve checks, negotiable orders of withdrawal or drafts which were drawn or otherwise dated prior to the Closing Date but not presented to Seller as of the close of business on the Closing Date. The obligations of Seller pursuant to this Section 8.4 shall survive the Closing.

     8.5. Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, hold harmless and defend Seller from and against all claims, losses, liabilities, demands and obligations, including, without limitation, reasonable attorneys' fees and expenses, real estate taxes, sale and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including, but not limited to, salaries, rents and utility charges), which Seller may receive, suffer, or incur in connection with operations and transactions occurring on or after the Closing Date and which involve the Assets transferred, the Deposit Liabilities and other obligations and liabilities assumed pursuant to this Agreement. The obligations of Purchaser under this Section 8.5 shall be contingent upon Seller giving Purchaser written notice (i) of the receipt by Seller of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this
          Section 8.5, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities and the other obligations and liabilities assumed by Purchaser on or after the Closing Date, including, to the extent known to Seller, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within twenty (20) days of the receipt by Seller of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Purchaser shall have the right to take over Seller's defense in any such actions, suits, or proceedings through counsel selected by Purchaser, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The obligations of Purchaser pursuant to this Section 8.5 shall survive the Closing.

     8.6. Solicitation of Customers by Purchaser Prior to Closing. At any time prior to the Closing Date, Purchaser will not conduct any marketing, media or customer solicitation campaign, or customer calling program which is specifically targeted to induce customers whose deposit account liabilities are to be assumed by Purchaser pursuant to this Agreement to open accounts with Purchaser prior to the Closing Date and/or to discontinue their account relationships with Seller, except:
          (i) as may occur in connection with advertising or solicitations directed to the public generally; or (ii) as may occur as a result of the solicitations by it of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or state or federal government; or (iii) as may occur as a result of the solicitation by it of deposits or loans outside of the county within which the Branches are situated; or (iv) as may occur as a result of any lending, deposit, trust, credit card or other banking relationship existing prior to the Closing Date and attributable to or domiciled at any other branch offices or other facilities of it which are not acquired by Purchaser pursuant to this Agreement; provided, however, that nothing herein shall prevent Purchaser from forwarding to all depositors having Deposit Accounts at the Branches a notice of the transactions described in Sections 7.1(e) and (f) of this Agreement or any notice required by any governmental agency or by any law, rule or regulation in connection with the Acquisition.

     8.7. Solicitation of Customers by Seller After Closing. On and after the Closing Date and ending on that date which is eighteen (18) months after the Closing Date, Seller will not conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce customers whose deposit account liabilities are assumed by Purchaser pursuant to this Agreement to discontinue their account relationships with Purchaser; except: (i) as may occur in connection with advertising or solicitations directed to the public generally; or
          (ii) as may occur as a result of the solicitations by it of deposits or loans from or to a major or statewide depositor such as, for example, a company with more than one location or a local or state government; or (iii) as may occur as a result of the solicitation by deposits or loans outside of the county within which the Branches are situated; provided, however, that nothing herein shall prevent Seller from forwarding to all depositors having Deposit Accounts at the Branches any notice required by any governmental agency or by any law, rule or regulation in connection with the Acquisition.

     8.8. Further Assurances. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, Seller agrees to execute and deliver such deeds, bills of sale, acknowledgements and other instruments of conveyance and transfer as shall be necessary and appropriate to vest in Purchaser the legal and equitable title to the Assets of Seller being conveyed to Purchaser hereunder.

          The covenants of each of the parties  hereto  pursuant to this Section
          8.8 shall survive the Closing.

     8.9. Right to Intervene. From and after the date hereof, in the event that any claim, protest, suit or other proceedings is instituted against Purchaser pursuant to or in connection with this Agreement, Seller shall have the right, at its discretion and expense, to intervene in such matter. The right of Seller to intervene pursuant to this Section
          8.9 shall survive the Closing.

          From and after the date hereof, in the event that any claim, protest, suit or other proceedings is instituted against Seller pursuant to or in connection with this Agreement, Purchaser shall have the right, at its discretion and expense, to intervene in such matter. The right of Purchaser to intervene pursuant to this Section 8.9 shall survive the Closing.

     8.10.Operation  of  Branches.  Purchaser  shall  use its  best  efforts  to operate each Branch and serve customers of each Branch from and after the Closing. Purchaser understands and acknowledges that, after the Closing Date, neither Seller nor any of its subsidiaries or affiliates shall be obligated to provide for any managerial, financial, business or other services to the Branches, including, without limitation, any personal, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Branches prior to the Closing Date, and Purchaser shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Branches on and after the Closing Date. Not later than the Closing Date, Purchaser:
          (i) shall change the legal name of the Branches to a name that does not include the words "Ameriana"; and (ii) except for any documents or materials in possession of the customers of the Branches (including, but not limited to, deposit tickets and checks), shall not use and shall cause the Branches to cease using any signage, stationery, advertising, documents or printed or written materials that refer to such Branches by any name that includes the words "Ameriana" and any trademark or service mark registered in the name of, or otherwise owned by Seller, Ameriana Bancorp or any subsidiary or affiliate of either of them.

9.   TERMINATION.
     ------------

     9.1. Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by a vote of a majority of the Board of Directors of each of Seller and Purchaser.

     9.2. Termination by Seller. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors of Seller;

          (a)  in the event of a material breach by Purchaser of this Agreement;
               or

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

          (b)  in the event any of the conditions precedent specified in Section
               5.1 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by Seller, which waiver shall have been consented to in writing; or

          (c) in the event any final regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or has not been received within six (6) months from the date of this Agreement; or

          (d)  in  the  event  of  damage,   destruction  or  condemnation  that
               materially affects the value of the Branches as a whole as provided in Section 2.1(g) hereof.

     9.3. Termination by Purchaser. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors of Purchaser.

          (a)  in the event of a material breach by Seller of this Agreement; or

          (b)  in the event any of the conditions precedent specified in Section
               5.2 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by Purchaser; or

          (c) in the event any final regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or has not been received within six (6) months from the date of this Agreement; or

          (d)  in  the  event  of  damage,   destruction  or  condemnation  that
               materially affects the value of the Branches as a whole as provided in Section 2.1(g) hereof.

     9.4. Effect of Termination. The termination of this Agreement pursuant to this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from a breach of any provision of this Agreement occurring prior to the termination hereof.

10.  MISCELLANEOUS PROVISIONS.
    -------------------------

     10.1.Expenses. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses; provided, however, that in the event any governmental agency or taxing authority later determines that any sales or use tax, documentary stamp tax or other intangible tax should be assessed in connection with the Acquisition, which such taxes by statute or regulation would be imposed on or borne by the Purchaser in similar transactions, Purchaser agrees to pay all such taxes. The provision of this Section
          10.1 relating to the payment of such expenses and taxes are of the essence and shall survive the Closing and the termination of this Agreement.

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

     10.2.Certificates.    All   statements   contained   in   any   certificate
          ("Certificate") delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate by a duly authorized officer of such party.

     10.3.Termination of Representations and Warranties. The respective express representations and warranties of Seller and Purchaser contained or referred to in this Agreement or in any Certificate, schedule or other instrument delivered or to be delivered pursuant to this Agreement shall survive and continue after the Closing, except for those representations and warranties in Section 3.1(h) which shall terminate at Closing and shall not survive the Closing.

     10.4.Transfer  of Loans  Without  Recourse.  All loans and all  interest of
          Seller in or to collateral securing such loans, including, but not limited to, collateral held by Seller (and any notes, evidences of indebtedness, security instruments and other documents associated therewith) transferred to Purchaser pursuant to this Agreement shall be transferred without recourse and without any representations or warranties as to the collectability of any such loans, the creditworthiness of any obligors or guarantors thereunder, or the value or adequacy of such collateral except as otherwise specifically set forth herein. Seller specifically disclaims any such representations and warranties, including any warranties implied by law. Purchaser hereby acknowledges and consents to all such disclaimers by Seller.

     10.5.Limitation and Disclaimer of  Representations  and Warranties.  Except
          as expressly stated in this Agreement, no party to this Agreement makes any representations or warranties to any other party hereto. Without limiting the foregoing, each party hereto specifically disclaims any and all representations and warranties not expressly stated in this Agreement, including, without limitation: (a) any representation or warranty implied by law; (b) any representation or warranty concerning the credit quality or collectability of any asset of the Branch; and (c) any representation or warranty concerning the amount of deposits that the Branches will have at or after the Closing.

     10.6.Waivers. Each party hereto, by written instrument signed by an officer of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument: (a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto; (b) compliance with any of the covenants or agreements of the other party contained in this Agreement; (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

     10.7.Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be effective only if it is in writing and delivered personally, by facsimile transmission, or by registered or certified return receipt mail, postage prepaid, addressed as follows:

          If to Seller:     Ameriana Bank and Trust, SB
                            2118 Bundy Avenue
                            New Castle, IN  47362
                            Attn: Harry J. Bailey, President

          If to Purchaser:  Peoples Community Bank
                            6100 West Chester Road
                            West Chester, Ohio 45071
                            Attn:  Jerry D. Williams, President

          Or other person or address as any such party may designate by notice to the other party, and shall be deemed to have been given as of the date received.

     10.8.Parties in Interest; Assignment;  Amendment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and assigns.

     10.9.Headings. The headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     10.10.Terminology.  The  specific  terms of art that are defined in various provisions of this Agreement shall apply through this Agreement (including, without limitation, each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including each such Schedule):

          (a) The term "business day" shall mean any day other than a Saturday, Sunday or a day in which Seller is closed in accordance with the laws of the State in which the Seller's principal office is located or the United States of America. Any action, notice or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given or exercised, and shall not lapse, until the next business day following.

          (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or by contract or otherwise.

          (c) The term "Permitted Exceptions" shall mean any or all of the following: (i) the standard preprinted exceptions contained in Schedule B of the ALTA Form B exceptions referenced in the Title Commitment to be delivered by Seller to Purchaser pursuant to this Agreement; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller; and (iv) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby.

          (d)  The  term  "person"  shall  mean  any  individual,   corporation,
               partnership,   association,   trust  or  other  entity,   whether
               business, personal or otherwise.

          (e) Unless expressly indicated otherwise in a particular context, the terms "herein", "hereunder", "hereto", "hereof" and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such Schedule is specifically referenced) and do not refer to any other document.

          (f) The term "subsidiary" shall mean a corporation, partnership, joint venture or other business organization more than 50% of the voting securities of which are beneficially owned or controlled by the indicated parent of such entity.

     10.11. Flexible Structure. References in this Agreement to federal or state laws or regulations, jurisdictions or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic and regulatory conditions. Without limiting the foregoing, in the event Seller and Purchaser agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement, references in this Agreement to such laws, regulations, jurisdictions and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions and authorities that are applicable in light of such change.

     10.12. Written Action. Any vote that is required to be taken, and any resolution that is required to be adopted, by or in connection with this Agreement may be taken or adopted pursuant to a written consent action (rather than pursuant to a formal meeting) adopted pursuant to applicable law, if and to the extent such written consent action is sufficient, pursuant to applicable law, to authorize, approve and document the matter or matters covered thereby.

     10.13. Press Releases. Seller and Purchaser shall consult with one another concerning the form and substance of any press release or other public disclosure of any matters relating to this Agreement and shall mutually agree to the time and method of such disclosure; provided, however, that nothing in this Section 10.13 shall be deemed to prohibit any party hereto from making any disclosure which its legal counsel deems necessary to order to fulfill such party's disclosure obligations imposed by law.

     10.14. Entire Agreement. This Agreement supersedes any and all oral or written agreements and understanding heretofore made relating to the subject matter hereof. All schedules, exhibits and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof. 10.15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its conflicts of laws provisions.

     10.16.   Counterparts.   This   Agreement   may  be   executed  in  several
          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                SELLER:
                                AMERIANA BANK AND TRUST, SB



                                By: /s/ Harry J. Bailey
                                    --------------------------------------------
                                Its: President and Chief Executive Officer
                                     -------------------------------------------


                                PURCHASER:
                                PEOPLES COMMUNITY BANK



                                By: /s/ Jerry D. Williams
                                    --------------------------------------------
                                Its: President
                                     -------------------------------------------

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